UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 19, 2005

SIMPLETECH, INC.

(Exact name of registrant as specified in charter)

California	000-31623	33-0399154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Daimler Street, Santa Ana, California	92705-5812
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 476-1180

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On December 19, 2005, the Board of Directors of SimpleTech, Inc. (“SimpleTech” or the “Company”) approved the acceleration of the vesting of all currently unvested stock options awarded under its 2000 Stock Incentive Plan. As a result of this action, options to purchase approximately 5.6 million shares of common stock became exercisable effective December 19, 2005, representing approximately 56% of the Company’s total current outstanding options. All other terms and conditions applicable to such options, including the exercise prices, remain unchanged.

The decision to accelerate vesting of these options was made primarily to avoid recognizing the related compensation expense in the Company’s future consolidated financial statements with respect to these unvested stock options upon adopting Financial Accounting Standards Board Statement No. 123(R) “Share-Based Payment” (“SFAS 123(R)”). Adoption of SFAS 123(R) is required on or before January 1, 2006, and will require that compensation expense associated with stock options unvested at December 31, 2005 be recognized in the Company’s consolidated statement of operations. It is anticipated that the accelerated vesting of these options will eliminate potential pre-tax compensation expense recognition in future periods beginning January 1, 2006 of approximately $9.4 million, of which approximately $3.8 million would have been incurred during the year ending December 31, 2006. Based upon the December 19, 2005 closing price of the Company’s common stock on the Nasdaq National Market of $3.79 per share, our historical employee turnover rates and estimate of future employee separation, this action is expected to result in a non-cash stock compensation expense of approximately $374,000 in the fourth quarter of 2005.

The following table summarizes the outstanding options subject to accelerated vesting:

	Aggregate Number of Shares Issuable Under Accelerated Options (#)	Weighted Average Exercise Price per Share ($)	Value of In-the-Money Accelerated Options at December 19, 2005 ($) (1) (3)
Total Non-Employee Directors	170,000	$3.59	$34,320
Total Named Executive Officers (2)	1,475,001	$3.53	$427,951
Total All Other Employees	3,998,831	$4.02	$888,378

(1)	”Value of In-the-Money Accelerated Options” is based upon the market price of $3.79 per share, determined on the basis of the closing selling price per share of the Company’s common stock on the Nasdaq National Market on December 19, 2005, less the option exercise price payable per share. Options are “In-the-Money” if the fair market value of the underlying options exceeds the exercise price of the option.

(2)	Consists of those persons named in the Summary Compensation Table in the Company’s 2005 Proxy Statement filed with the Securities and Exchange Commission.

(3)	Of the total “Value of In-the-Money Accelerated Options” at December 19, 2005, the Company expects to recognize a compensation charge of $374,000 after considering expected employee turnover rates to reflect, absent the acceleration, the award that would have been forfeited (unvested) pursuant to the original terms. Based on actual results, the Company will reevaluate the expected employee turnover rates, and adjustments to compensation expense may be required in future periods.

In light of the new accounting guidance provided in SFAS 123(R), to be adopted by the Company at the beginning of its 2006 fiscal year, the efficacy of granting of stock options in the future as an appropriate form of incentive compensation is under active consideration by management and the Board of Directors.

On December 22, 2005, SimpleTech issued a press release disclosing additional information relating to its acceleration of options. A copy of this press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

ITEM 1.02.	Termination of a Material Definitive Agreement.

On December 19, 2005, the Board of Directors of SimpleTech terminated the Company’s Employee Stock Purchase Plan (the “ESPP”) effective as of such date. The ESPP, a broad-based employee benefit plan, allowed eligible employees an opportunity to purchase a limited number of shares of the Company’s common stock at semi-annual intervals through accumulated payroll deductions of up to 15% of the participant’s compensation. The purchase price per share is equal to 85% of the fair market value per share on the start date of the offering period in which the participant is enrolled or, if lower, 85% of the fair market value per share on the last date of the offering period. No participants have been enrolled in the ESPP since the end of the ESPP’s last offering period on July 30, 2005. The decision to terminate the ESPP was made primarily to avoid recognizing the related compensation expense associated with the shares issued under the ESPP in the Company’s future consolidated financial statements as a result of the Company’s adoption of SFAS 123(R) on January 1, 2006.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished as part of this report:

Exhibit Number	Description of Exhibit
99.1	Press Release of SimpleTech, Inc., dated December 22, 2005, announcing stock option acceleration.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SimpleTech, Inc.

Date: December 22, 2005	By:	/s/ Dan Moses
Dan Moses Chief Financial Officer

Exhibit Index

Exhibit Number	Description of Exhibit
99.1	Press Release of SimpleTech, Inc., dated December 22, 2005, announcing stock option acceleration.